SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2005

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 5, 2005, we issued a press release announcing our intention to commence a self-tender for up to 10% of our outstanding shares of stock — up to 1,706,543 shares of Common Stock and up to 2,323,019 shares of Class A Common Stock (the “Offer”). The announcement was accompanied by our filing with the SEC of a Precommencement Schedule TO.

Assuming that all 1,706,543 shares of Common Stock and all 2,323,019 shares of Class A Common Stock shares are tendered in the Offer at the offer price of $7.00 per share, the aggregate purchase price will be approximately $28.2 million. We expect that expenses for the Offer will be approximately $400,000. The Offer is not subject to any financing contingency.

We anticipate that we will obtain the funds necessary to purchase shares tendered in the Offer, and to pay related expenses, primarily through available cash on hand and from borrowings pursuant to our $70 million unsecured revolving line of credit, as amended effective August 5, 2005. Our line of credit, which expires July 1, 2008, is under a credit agreement between us and Mercantile-Safe Deposit and Trust Company, as agent, and various other lenders dated as of February 17, 2004, as amended (the “Credit Agreement”). Provisions of the amended credit facility will adjust the commitment to $63,000,000 on July 1, 2006 and to $56,000,000 on July 1, 2007. Interest is based, at the Company’s option, upon LIBOR plus a margin that varies between 125 and 200 basis points depending on the ratio of funded debt to earnings before interest, taxes, depreciation and amortization (the “leverage ratio”) or the base rate (the greater of the prime rate or the federal funds rate plus 0.5%) plus a margin that varies between –50 and +25 basis points depending on the leverage ratio. The terms of the credit facility contain certain covenants, including minimum net worth, fixed charge coverage and maximum funded debt to EBITDA. Material adverse changes in our results of operation could impact our ability to maintain financial ratios necessary to satisfy these requirements. The facility is for seasonal funding needs, capital improvements and other general corporate purposes.

At August 5, 2005, we were in compliance with all terms of the facility and there was $8,000,000 outstanding at a weighted average interest rate of 6.0%. After consideration of stand by letters of credit outstanding, $37,089,205 was available pursuant to the facility at August 5, 2005.

We intend to repay any amounts borrowed under the Credit Agreement for the purchase of shares tendered in the Offer from net cash provided by operations.

The amendment to the Credit Agreement is filed as an exhibit to this Form 8-K.

This disclosure is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s Common Stock or Class A Common Stock. The solicitation of offers to buy Dover Motorsports Common Stock and Class A Common Stock will only be made pursuant to the Offer to Purchase and related materials that the Company will send to its stockholders. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the offer. Stockholders will be able to obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge. Stockholders will also be able to obtain copies of the Offer to Purchase and related materials, as filed with the Commission (excluding exhibits), without charge from the Company or by written or oral request directed to the Information Agent, Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660, telephone number 1-866-293-6625.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1 Fourth Amendment dated August 5, 2005 to Credit Agreement among, Dover Motorsports, Inc., Dover International Speedway, Inc., Gateway International Motorsports Corporation, Gateway International Services Corporation, Memphis International Motorsports Corporation, M & N Services Corp., Nashville Speedway, USA, Inc., Midwest Racing, Inc., Mercantile-Safe Deposit and Trust Company, as agent, and various other lenders, dated as of February 17, 2004, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: August 8, 2005

EXHIBIT INDEX

Exhibit Number	Description
10.1	Fourth Amendment dated August 5, 2005 to Credit Agreement among, Dover Motorsports, Inc., Dover International Speedway, Inc., Gateway International Motorsports Corporation, Gateway International Services Corporation, Memphis International Motorsports Corporation, M & N Services Corp., Nashville Speedway, USA, Inc., Midwest Racing, Inc., Mercantile-Safe Deposit and Trust Company, as agent, and various other lenders, dated as of February 17, 2004, as amended.